                     AGREEMENT AND PLAN OF REORGANIZATION

       This Agreement and Plan of Reorganization (the "Merger Agreement") is made and entered into as of this 25th day of May and between Ceridian Corporation, a Delaware corporation ("Ceridian") together with Braemar Acquisition Corp., a Delaware corporation
  ("Acquisition Sub"); and Tesseract Corporation, a California corporation (the "Company").

                                 INTRODUCTION

       A.The parties hereto, subject to approval by the shareholders of the Company in accordance with applicable law, wish to consummate a transaction whereby Acquisition Sub will merge with and into the Company and all of the issued and outstanding stock of Company will be converted into cash pursuant to the terms and conditions contained in the Plan of Merger attached hereto as Exhibit A and this Merger Agreement.

       B.The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the merger of Acquisition Sub with and into the Company, and also to prescribe various conditions to such transaction.

       Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

       The following terms have the following meanings when used in this Agreement, unless the context expressly or by necessary implication otherwise requires:

       1.01 "Affiliate" shall have the meaning assigned to such term in Rule 405, as presently promulgated under the Securities Act of 1933, as amended.

       1.02 "Assets" means all properties and assets (real, personal or mixed, tangible or intangible).

       1.03 "Best Knowledge" means the knowledge, after reasonable inquiry, of a responsible officer of the entity to which reference is made.

       1.04 "Business" means the business and operations of Company.

       1.05 "Business Condition" means, with respect to any corporation, association or other business entity, the business, condition (financial or otherwise), operations, assets or liabilities of such entity and its Subsidiaries taken as a whole.

       1.06 "CGCL" means the California General Corporation Law.

       1.07 "Certain Matters Agreement" means the Certain Matters Agreement dated as of even date among Ceridian Corporation; Braemar Acquisition Corp.; Tesseract Corporation; Tesseract Investors, L.P.; The Prudential Insurance Company of America; and Woodson Hobbs, IV.






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
       1.08 "Closing" means the completion of the Transaction upon the satisfaction or waiver of all the conditions set forth in Article VIII of this Agreement.

       1.09 "Closing Date" shall be (a) as agreed by the parties in writing or (b) if the parties do not agree in writing, two business days following the date on which the expiration of all applicable waiting periods in connection with approval of governmental authorities occurs and all conditions to the consummation of the Merger are satisfied or waived.

       1.10 "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

       1.11 "Code" means the Internal Revenue Code of 1986, as amended.

       1.12 "Common Shareholders" means any and all holders of any shares of any series of common stock of the Company or the Unexercised Vested Options thereof.

       1.13 "Company Facility" means any property, including the land, the improvements thereon, and the ground water and surface water thereof, that Company has at any time owned, operated, occupied, controlled or leased.

       1.14 "Company Products" means all products, software, services and technology which are material to the Business as presently conducted.

       1.15 "Company Software Products" means all of Company's proprietary Software that is included in Company Products or has been offered or provided by Company under license for use by Company's customers. Company Software Products does not include Third Party Software.

       1.16 "Company Tax" means all liability for any Tax imposed on, relating or attributable to, or otherwise payable by or with respect to Company or its assets or the Business.

       1.17 "Company Tax Returns" means all Tax Returns filed or required to be filed by or with respect to any Company tax.

       1.18 "Contracts" means all contracts and agreements, contract rights, executory commitments, license agreements, purchase and sales orders, written or oral, relating to the operation of the Business, including, without limitation, the agreements disclosed in Annexes to Section 4.22.

       1.19 "DGCL" means the Delaware General Corporation Law.

       1.20 "Disposal Site" means a facility that treats, stores, or disposes of Hazardous Materials.

       1.21 "Effective Time" means the time that the Plan of Merger is filed with the California Secretary of State to effect the Merger in accordance with the DGCL.

       1.22 "Employment Agreements" means the employment agreements between the Company and each of Woodson Hobbs IV; Lyn Jensen; Val Vaden; Gary Durbin; Mark Barrenechea; Ron Ellis; and James Rowe to be effective as of the Effective Time, copies of which are attached hereto as Exhibits B1, B2, B3, B4, B5, B6 and B7 respectively.





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
       1.23 "Encumbrance" means any security interest, mortgage, lien, charge, assessment, adverse claim, restriction, easement or other encumbrance of any kind, including, but not limited to, with respect to real property, any exceptions to title, recorded and unrecorded.

       1.24 "Environmental Laws" means any federal, state, foreign or local law, statute, ordinance, rule, regulation, authorization, decree, or requirement of any Governmental Entity regulating or otherwise concerning the protection of human health or of the environment including, without limitation, those relating to Hazardous Materials.

       1.25 "Environmental Permit" means any approval, permit, license, clearance or consent required to be obtained from any private Person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by Company, or any of its predecessors, or otherwise with respect to the Business.

       1.26 "Equity Securities" shall have the meaning assigned to such term in Rule 3a11-1 as presently promulgated under the Securities Exchange Act of 1934, as amended.

       1.27 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       1.28 "ERISA Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA, that is subject to any provision of ERISA.

       1.29 "GAAP" means generally accepted accounting principles in effect in the United States at the time when and for the period as to which such accounting principles are to be applied.

       1.30 "Governmental Entity" means any local, state, provincial, federal, foreign or international governmental authority, agency or other entity, including, but not limited to, any court, tribunal or panel.

       1.31 ``
             HSR Act'' means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations pursuant thereto.

       1.32 "Hazardous Materials" means any hazardous materials, hazardous or toxic substances, or hazardous wastes that are defined as such or regulated by any Environmental Law.

       1.33 "Hazardous Materials Activity" means the possession, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, sale, or distribution of, any Hazardous Material.

       1.34 "Intellectual Property Rights" means all of Company's rights, title and interest in and to all: (a) United States and foreign patents and patent applications; (b) copyrights in computer programs and other works of authorship; (c) trade secrets and proprietary or confidential business and technical information; (d) proprietary "know-how," whether or not protectable by patent, copyright or trade secret right; and (e) United States and foreign trademarks, service marks, trade names and associated goodwill, and registrations or applications for registration of any such marks or names.

       1.35 "Knowledge" means the actual knowledge of an officer of the entity to which reference is made without inquiry or investigation by any officer.


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
       1.36 "Laws" means all laws, statutes, ordinances, rules, regulations, judgments, injunctions, stipulations, decrees and orders of any Governmental Entity.

       1.37 "Leased Real Property" means all real property leased, occupied, operated or controlled by Company or otherwise related to or used in the Business.

       1.38 "Liabilities" means any and all claims, assessments, charges, indebtedness or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

       1.39 "Losses" means all Liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred in connection with the investigation, evaluation, settlement, defense or prosecution of Liabilities, and shall specifically include any and all claims, costs, damages, fines, penalties, or liabilities which arise from or in connection with any Environmental Law; provided, however, Losses shall exclude any special, punitive, exemplary or consequential damages or lost profits and shall be reduced to reflect insurance proceeds and after-tax benefits received. If and to the extent a claim for indemnification under this Agreement is based upon payments to a third party, Losses shall also include interest thereon from the date the payments were made until the same have been reimbursed. If and to the extent a claim for indemnification under this Agreement is not based upon payments to a third party, Losses shall also include interest on the liquidated elements of such damages from 60 days after the date of the notice of claim until the same have been reimbursed. Interest as described in this section shall be computed at one percent (1%) in excess of the publicly announced prime rate (or reference rate) of interest charged by Bank of America, National Association, as in effect from time to time during the period for which interest is payable.

       1.40 "Material Adverse Effect" shall mean an event, circumstance, fact, or condition which would: (a) individually or in the aggregate have a material adverse effect on the Business Condition of the entity to which reference is being made (other than any such effect arising out of or attributable to changes in GAAP after the Closing), or (b) individually or in the aggregate, have a material adverse effect on the ability of the Person to perform its obligations under this Agreement.

       1.41 "Merger" means the merger of Acquisition Sub into and with the Company.

       1.42 "Merger Consideration" means Sixty Million Dollars ($60,000,000) cash distributed as described in Annex 3.01 hereof.

       1.43 "Non-ERISA Benefit Arrangements" shall mean any policy, practice, program, arrangement, agreement, plan, trust or other method of contribution or compensation that (a) provides benefits, perquisites or remuneration, other than current cash compensation, to an employee, former employee or other individual who provides or provided personal services other than as an employee or to the dependent or beneficiary of such an employee, former employee or other individual and (b) is not an ERISA Benefit Plan. Non-ERISA Benefit Arrangement includes, without limitation, any policy, practice, program, arrangement, agreement, plan, trust or other method of contribution or compensation providing for the grant, award or sale of stock, stock options, phantom stock or stock appreciation or depreciation rights; direct or indirect extensions of credit; health, life or disability benefits; retirement, profit sharing or deferred compensation benefits; severance and separation benefits; workers'
                                       4
  compensation; vacation and other paid time off; cafeteria and flexible benefits; and incentive and fringe benefits.

       1.44 "Ordinary Course" means the ordinary course of business, consistent with past business practice.

       1.45 "Permitted Encumbrance" means: (a) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course;
  (b) imperfections of title which do not materially detract from the value, or impair the existing use of the property subject thereto or the operations of Company, or the Business; and (c) liens for current Taxes not yet due and payable or which are being challenged reasonably and; (d) liens with respect to purchase money security interests which do not exceed the current fair market value of the property or assets which are subject thereto.

       1.46 "Person" means any natural person, firm, corporation, partnership, association, trust, or governmental entity.

       1.47 "Personal Property" means all inventory, machinery, parts, equipment, supplies, furniture, computer hardware, automobiles and vehicles and other tangible personal property whether owned or leased.

       1.48 "Plan of Merger" means the Agreement and Plan of Merger in the form attached hereto as Exhibit A, to be executed by authorized officers of Ceridian, Acquisition Sub and Company and filed at the Effective Time with the Secretary of State of California in accordance with the CGCL and the Secretary of State of Delaware in accordance with the DGCL.

       1.49 "Prudential" shall mean The Prudential Insurance Company of America, a New Jersey mutual insurance company.

       1.50 ``
             Records'' means originals or duplicate copies of all books of account, general ledgers, sales invoices, accounts payable and payroll records, customer lists, supplies lists, reports, correspondence and sales and promotional literature.

       1.51 "Related Party" means any company (whether or not incorporated) which is considered a single employer with Company under Title I, II, or III of ERISA.

       1.52 "Software" means computer programs in any form (including source code and binary code), and in any stage of development, test and release, together with all related technical documentation, user manuals, data files, databases and other works of authorship, and all information and materials necessary or required for the effective installation, maintenance, use and support of such computer programs.

       1.53 "Stock" means all of the issued and outstanding shares of capital stock of Company.

       1.54 "Subsidiary" means any corporation or other entity of which securities (or other ownership interests) having ordinary voting power to elect a majority of the board of directors (or other persons performing similar functions) are at the time directly or indirectly owned by the designated entity.

       1.55 "Surviving Corporation" means Acquisition Sub, from and after the consummation of the Merger at the Effective Time.



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
       1.56 "Tax" or "Taxes" means any tax or other similar liability imposed or collected by any Governmental Entity, including, without limitation, all federal, state, county, local, and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, occupation, property, excise, value added, withholding and other taxes, duties or assessments (including the recapture of any tax items such as investment tax credits), together with any related interest, penalties and additions and shall include any transferee or secondary liability for a Tax and any liability arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group or being included (or required to be included) in any Tax Return relating thereto.

       1.57 "Tax Agreement" means any sharing, allocation, indemnity or other agreement or arrangement (written or unwritten) relating to Taxes (other than this Agreement).

       1.58 "Tax Return" means any return, report, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Tax authority or Governmental Entity in connection with the determination, assessment or collection of any Taxes of any Person or the administration or any laws, regulations or administrative requirements relating to any Taxes.

       1.59 "Third Party Software" means all Software licensed, leased or loaned by third party vendors or contractors for use by Company in connection with the its internal business operations, or for distribution by Company under sublicense for use by customers, either on a stand-alone basis or in combination with Company Software Products.

       1.60 "TILP" shall mean Tesseract Investors, L.P., a California limited partnership.

       1.61 "Transaction" means the transactions contemplated by this Agreement.

       1.62 "Unexercised Vested Options" shall mean any options, warrants or other rights to acquire any equity securities of the Company which are, as of the Closing Date, exercisable.



                                  ARTICLE II
                                  THE MERGER

       2.01 The Merger. As of the Effective Time, upon the terms and subject to the conditions hereof and the Plan of Merger, and in accordance with applicable law, and the Articles of Incorporation and bylaws of Company and Acquisition Sub, Acquisition Sub shall be merged with and into the Company. The parties will treat the Merger as a sale of stock for tax purposes. Following the Merger, the Company shall continue as the Surviving Corporation and shall continue its existence under the laws of the State of California, and the separate corporate existence of Acquisition Sub shall cease.

       2.02 Consummation of the Merger. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article IX, the parties hereto will cause a Plan of Merger to be filed with the California Secretary of State and the Delaware Secretary of State at the Effective Time. The parties hereto shall take all such other and further actions as may be required by law to make the Merger effective.


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
       2.03 Effects of the Merger. The Merger shall have the effects set forth in the CGCL and the DGLC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Acquisition Sub shall vest in the Company, and all debts, liabilities and duties of Acquisition Sub shall become the debts, liabilities and duties of the Company.

       2.04 Articles of Incorporation and Bylaws. The Articles of Incorporation and bylaws of the Company in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable law, and the name of the Company, as the Surviving Corporation shall be "Tesseract Corporation." Acquisition Sub may, at its election, reincorporate in California or assign its right hereunder to another wholly-owned subsidiary of Ceridian.

       2.05 Directors and Officers. From and after the Closing, the Company shall take all actions necessary to elect as directors of the Company and appoint as officers of the Company such persons as Ceridian shall designate in writing. The directors of Acquisition Sub at the Effective Time shall be the directors of the Surviving Corporation and the officers of Acquisition Sub shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected (or appointed in the case of officers) and qualified.

       2.06 Conversion of Shares; Cancellation of Treasury Stock and Unvested Options. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all Stock issued and outstanding immediately prior to the Effective Time, shall in accordance with Article III, by virtue of the Merger, be exchanged for and converted into the Merger Consideration. Shares, if any, held in the treasury of Company shall be canceled and retired and no payment shall be made with respect thereto. Unvested options pursuant to any Company stock option plan or agreement shall be terminated.

       2.07 Effect on Stock of Acquisition Sub. All issued and outstanding shares of capital stock of Acquisition Sub shall be converted into 100 issued and outstanding shares of common stock of the Surviving Corporation which, as of the Effective Date, will be the only issued and outstanding shares of the Surviving Corporation.

       2.08 Options and Warrants. Prior to Closing, the Board of Directors of the Company shall adopt a resolution causing all unexercisable stock options or warrants for Company Stock to be canceled.


















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
                                  ARTICLE III
                          EXCHANGE OF STOCK FOR CASH

       3.01 Exchange and Conversion of Stock and Unexercised Vested Options. At Closing, each share of Company Stock and each Unexercised Vested Option will be exchanged for and converted into the Merger Consideration as described in Annex 3.01.

       3.02 Delivery of the Merger Consideration. Ceridian shall designate a Person, reasonably acceptable to Company, to act as Exchange Agent (the "Exchange Agent"). At Closing, the Merger Consideration will be delivered by Acquisition Sub to the Exchange Agent. Each holder of a certificate which prior to the Effective Date represented shares of Company Stock, and each holder of an Unexercised Vested Option, will be entitled to receive, upon surrender to the Exchange Agent of one or more such certificates or option agreements, for cancellation, cash as set forth in Annex 3.01. Certificates which prior to the Effective Date represented shares of Company Stock, and option agreements with respect to Unexercised Vested Options, shall, at and after the Effective Date, be deemed to represent only the right to receive, without interest, upon surrender of such certificates or option agreements, the cash as set forth in Annex 3.01.

       3.03 Dissenters Rights.

            (a) Any shares of Company Stock held by a holder who dissents from the Merger and becomes entitled to obtain payment for the fair value of such shares of Company Stock pursuant to the applicable provisions of CGCL shall herein be called ``
                               Dissenting Shares''.  Any Dissenting Shares
  shall not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into any of the Merger Consideration pursuant to Section 3.01; provided, however, that Section 3.01 shall apply to shares of Company Stock held by a dissenting shareholder who subsequently withdraws his or her demand for payment, fails to comply fully with the requirements of applicable provisions of CGCL, or otherwise fails to establish the right of such shareholder to be paid the fair value of such shareholder's shares under the CGCL, in which event such shares shall be deemed to be converted into the Merger Consideration under Section 3.01. Shares of Company Stock acquired by the Surviving Corporation pursuant to such provisions of the CGCL shall be cancelled.

            (b) The Company shall give Acquisition Sub prompt notice upon receipt of any written objection to the Merger and demand for payment of the fair value of shares. The Company agrees that prior to the Effective Date it will not, except with the prior written consent of Acquisition Sub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of shares and, then, only to the extent so agreed to by Acquisition Sub in such writing.

       3.04 Closing of Company Transfer Books. Upon the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Date, certificates which prior to the Effective Date represented shares of Company Stock are presented to the Surviving Corporation, or any Unexercised Vested Option is attempted to be exercised, they shall be cancelled and exchanged for the Merger Consideration as provided in Annex 3.01.

       3.05 Lost Certificates. In the event any certificates for Company Stock or any option agreements for any Unexercised Vested Option shall have been lost, stolen or destroyed, the Surviving

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
  Corporation shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Article; provided, however, that Acquisition Sub may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Ceridian or Acquisition Sub with respect to the certificate alleged to have been lost, stolen or destroyed.



                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

       Each Section of Representations and Warranties below is modified to the extent a Schedule of Exceptions containing that Section number is delivered concurrently herewith. For purposes of this Article IV, the inclusion of a description of an item on the Schedule with one Section reference will be deemed to be inclusion on the Schedule for another Section reference if the item is either specifically cross-referenced to another Section or if a reasonable person would conclude from review of the item's description in the Section reference that it was also properly applicable to another Section reference. The Company hereby represents and warrants to Ceridian and Acquisition Sub the following:

       4.01 Company and Shareholder Actions. The Board of Directors of Company, at a meeting duly called and held, has in light of and subject to the terms and conditions set forth herein, (1) determined that this Agreement and the Transaction, including the Merger, taken together, are in the best interests of Company, (2) approved this Agreement and the Transaction, including the Merger, and such approval constitutes approval for purposes of Section 1101 of the CGCL, and (3) resolved to recommend that the shareholders approve and adopt this Agreement and the Merger, and exchange for their Company Stock the Merger Consideration as set forth in Annex 3.01.

       4.02 Authority, Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to perform the obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except as set forth herein, no other approval is required for the performance by the Company of its obligations hereunder. This Agreement has been, and at Closing will be, duly executed and delivered by the Company. This Agreement constitutes, and at Closing will constitute, assuming due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of the Company, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

       4.03 No Violations. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the charter or bylaws of the Company, or (b) violate, or be in conflict with, or constitute a default (or to the Company's Knowledge, an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of or give rise to any right of termination, cancellation, imposition of fees or
                                       9
  penalties under, any note, debt, debt instrument, indenture, security agreement, option to purchase, lease, deed of trust or license, or any other Contract to which the Company is a party or by which it or any of its Assets is or may be bound, or (c) result in the creation of imposition of any Encumbrance of any kind upon any Assets of the Company under any debt, obligation, Contract or commitment to which it is a party or by which any of it or its Assets is or may be bound, except for Permitted Encumbrances or (d) to the Knowledge of the Company, violate any Laws to which the Company may be subject, which breach, acceleration, Encumbrance, conflict, violation or default described in (a), (b), (c) or (d) above would have a Material Adverse Effect on the Company, or enable any person to enjoin the Merger.

       4.04 Consents and Approvals of Governmental Authorities. Except as contemplated by the Merger, and required by HSR, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

       4.05 Other Consents. No consent, waiver or approval of, or notice to, any third party is required or necessary to be obtained by the Company in connection with the execution and delivery of this Agreement and the performance of the Company's obligations hereunder, except where failure to so obtain would not have a Material Adverse Effect on the Business.

       4.06 Organization and Good Standing of the Company.  The Company:

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of California;

            (b) has all requisite power and authority to own, lease and operate its material properties and assets and to carry on its business as now being conducted except for such powers and authorizations, the absence of which either individually or in the aggregate would not have a Material Adverse Effect on the Company; and

            (c) is qualified to do business and in good standing in each state and jurisdiction where such qualification is required and where the failure to be so qualified would have a Material Adverse Effect on the Company or the Business. The Company has not received notification from any jurisdiction that the Company is required to qualify or obtain a license to do business in such jurisdiction (except where such qualification or license has been obtained) or that it is otherwise not in good standing in such jurisdiction.

       Complete and correct copies of the articles of incorporation, as amended (with such articles and all amendments thereto certified by the Secretary of State of California) and bylaws, as amended to the date hereof, of the Company have been provided to Ceridian.











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
       4.07 Capital Stock of the Company.

            (a) Annex 4.07(a) sets forth a true and complete list for the Company of the number of shares of all capital stock authorized and issued and outstanding, the record owners and the amount and percentage of ownership of such shares of capital stock or equity interests. The Company does not own, directly or indirectly, any equity, or capital (whether equity or debt) interest in any corporation, partnership, association, business trust, joint venture or other business entity.

            (b) Annex 4.07(b) contains a complete list of all states or other jurisdictions in which the Company is qualified to do business.

            (c) All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned of record as set forth in Annex 4.07(a), free and clear of all Encumbrances. None of such shares are subject to any preemptive rights. The Company has not, and prior to the Closing will not become subject to, any commitment or obligation, either firm or conditional, to issue, deliver or sell, or cause to be issued, delivered or sold, under offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, any shares of the capital stock or other securities of the Company including securities or obligations outstanding which are convertible into or exchangeable for any shares of capital stock, other Equity Securities, or ownership interests, upon payment of any consideration or otherwise.

       4.08 Minute Books; Officers and Directors. The minute books of the Company contain true and complete records of all material actions taken by the directors and written consents to Company actions, annual and special meetings by shareholders of the Company since January 1, 1986, and true and complete copies of such minute books have been furnished to Ceridian.
  Annex 4.08 sets forth a true and complete list of each of the officers and directors of the Company.

       4.09 Financial Statements. Annex 4.09 contains complete copies of the following financial statements of the Company: audited balance sheets as of December 31, 1991, 1992, and 1993; unaudited balance sheet as of March 31, 1994 ("March 31, 1994 Balance Sheet"); audited income statements and statements of cash flow for the 12-month periods ended December 31, 1991, 1992, and 1993; and unaudited income statement and statement of cash flow for the three-month period ended March 31, 1994 (the "Financial Statements").

            (a) Each balance sheet (including any related notes) included in the Financial Statements fairly presents the assets, liabilities and financial condition of the Company as of the respective dates thereof, and each of the statements of operations, cash flows, and changes in financial condition included in the Financial Statements fairly presents the results of operations for the periods referred to therein, all in accordance with GAAP (except as disclosed in the footnotes and except that the unaudited Financial Statements do not contain all of the footnotes required by GAAP) consistently applied throughout the periods involved.

            (b) The general ledger, accounts receivable, accounts payable, bank reconciliations and payroll records of the Company have been maintained in all material respects in the Ordinary Course.

       4.10 Financial Projections. The financial projections contained in Annex 4.10 (Tesseract Corporation Business Plan 1994-1998) were based on assumptions regarding the Company, technology, financing, market, and industry conditions at the time they were made. Management of the Company believes such assumptions were appropriate at that time to demonstrate the potential for performance in its industry. Such assumptions, projections, and potential were validated by Ceridian and its outside advisors during the course of due diligence in the contemplation of this Merger. However, the Company's actual performance will vary, perhaps materially, from the financial projections, particularly since many assumptions may be inappropriate following the Merger contemplated in this Agreement and Tesseract's Business will be solely under the control of Ceridian. Accordingly, the projections may not be relied upon as a guaranty or other assurance of the actual future performance of the Company

       4.11 Absence of Undisclosed Liabilities. The Company has no Liabilities which could have a Material Adverse Effect on the Company, except:

            (a) Liabilities that are accrued or reserved against in the March 31, 1994 Balance Sheet, or reflected in the notes thereto, which have not been paid or discharged since the date thereof;

            (b) Liabilities not required to be reflected on a balance sheet prepared in accordance with GAAP; and

            (c) Liabilities incurred since the date of the March 31, 1994 Balance Sheet in the Ordinary Course.

       4.12 Absence of Certain Changes. Since December 31, 1993, the Company has not, except as disclosed in the Financial Statements or in the Ordinary
  Course:

            (a) Paid, discharged, or satisfied any material Liabilities required by GAAP to be disclosed in the Financial Statements other than the payment, discharge or satisfaction of material Liabilities reflected or reserved against in the March 31, 1994 Balance Sheet or incurred subsequent to the date thereof;

            (b) Permitted or allowed any of its material Assets to be subjected to any material Encumbrance, except Permitted Encumbrances;

            (c) Written up the value of any material inventory, notes or accounts receivable, or other material Assets;

            (d) Canceled or amended any material debts or waived any claims or rights of material value;

            (e) Licensed, sold, transferred, pledged, modified, disclosed, disposed of or permitted to lapse any material right to the use of any Intellectual Property Right;

            (f) Granted any increase in the compensation of officers or employees;

            (g) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or other Equity Securities or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other Equity Securities;

            (h) Made any change in any method of accounting or accounting practice or any change in depreciation or amortization policies or rates previously adopted;

            (i) Paid, lent or advanced any amount to, or sold transferred or leased any Assets to, or entered into any agreement or arrangement with, any of its Affiliates, except for directors' fees, and employment compensation to officers;

            (j)  Sold, leased or otherwise disposed of any of its material
  Assets;

            (k) Made capital expenditures or commitments therefore exceeding, in the aggregate, Fifty Thousand Dollars ($50,000);

            (l) Entered into any other material transaction, Contract, commitment or arrangement; or

            (m) Entered into a material Contract to take any action described in this Section 4.12.

       4.13 Title to, and Sufficiency of, Assets.

            (a) Annex 4.13(a) contains a true and correct list of all material tangible Assets owned or leased, or otherwise used in or pertaining to the Business as presently conducted.

            (b) The Company has good and valid title to or a valid leasehold interest in all of the material tangible Assets owned or leased by the Company, or otherwise used in or pertaining to the Business as presently conducted, including, without limitation, all material tangible Assets reflected in the March 31, 1994 Balance Sheet and all material tangible Assets purchased or otherwise acquired by the Company since the date of the March 31, 1994 Balance Sheet (except for properties and assets sold since the date of the March 31, 1994 Balance Sheet in the Ordinary Course). None of such material tangible Assets is subject to any material Encumbrance except for Permitted Encumbrances.

       4.14 Plant, Property, and Equipment. To the Company's Knowledge, the Leased Real Property, and other plant, property, equipment, leasehold improvements, and other material tangible Assets of the Business conform in all material respects with applicable Laws; are structurally sound with no material defects; are in good operating condition and repair (ordinary wear and tear excepted); and are adequate in all respects for the purposes for which they are being used.

       4.15 Intentionally omitted.

       4.16 Accounts and Notes Receivable. Except to the extent of applicable reserves for doubtful accounts and contract reserves shown on the March 31, 1994 Balance Sheet, all of the accounts, notes and other receivables owed to the Company as of the date hereof or thereafter acquired or arising prior to the Closing Date, constitute, and as of the Closing Date will constitute, valid and enforceable claims (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to
                                      13
  the remedy of specific performance, equitable doctrines applicable thereto) arising from bona fide transactions on the part of the Company and, to the Company's Knowledge, bona fide transactions for parties other than the Company in the Ordinary Course, and there are no claims, refusals to pay or other rights of set-off (except as provided by law) against any thereof. None of such accounts are pledged to any third party. The reserve for doubtful accounts shown on the March 31, 1994 Balance Sheet is in accordance with GAAP. Annex 4.16 contains an accurate aging of the accounts, notes and other receivables of the Company and its Subsidiaries at March 31, 1994.

       4.17 Accounts and Notes Payable. All notes payable and all material accounts payable by the Company to third parties as of the date hereof arose, and as of the Closing Date will have arisen, in the Ordinary Course.

       4.18 Orders, Commitments and Returns.

            (a) To the Company's Knowledge, all accepted and unfulfilled orders for the sale of Company Products entered into by the Company and all outstanding material Contracts for the purchase of supplies and materials were made in the Ordinary Course.

            (b) To the Company's Best Knowledge (provided that no inquiry is required to be made of Current Customers, retailers, or distributors), there are no claims against the Company to return, or claims for refunds due to delivery of defective or unsatisfactory Company Products, in excess of an aggregate of Twenty-Five Thousand Dollars ($25,000), or of products in the hands of Current Customers, retailers or distributors under an understanding that such products would be returnable. The March 31, 1994 Balance Sheet includes provisions required under GAAP for any and all returns, volume discounts and rebates based on volume purchases through that date.

       4.19 Defects in Products; Warranties. To the Company's Best Knowledge, there are no defects in the Company Products heretofore or currently being distributed or sold by the Company which would materially adversely affect the performance and quality of such Company Products. There are no express or implied warranties outstanding with respect to the Company Products, except those imposed by federal and state laws. The March 31, 1994 Balance Sheet includes reserves for returns or allowances for defective products, services, and warranty claims required under GAAP and such reserves constitute a reasonable estimate for such returns, allowances and claims through that date.

       4.20 Real Property.

            (a) No Owned Real Property. The Company does not have and has not had any fee or other direct or indirect ownership interest in any real property.

            (b) Leased Real Property Agreements. Annex 4.20(b) sets forth a true and complete list of all Leased Real Property and a copy of all of the agreements (as amended) to which the Company is a party, relating thereto (the "Lease Agreements"). To the Company's Knowledge, all the Lease Agreements are in full force and effect and are valid and enforceable against the other parties thereto in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto). None of the Lease Agreements is in default by the Company or, to the Company's Knowledge, by other third parties thereto. There are no other agreements that concern right, title or interest in and to the Leased Real Property or grant to a third party the right to occupy the premises used in the Business, other than Permitted Encumbrances. The Closing will not affect the rights to the continued use and possession of the Leased Real Property on the terms and conditions specified in the Lease Agreements for the purposes for which such property is now used in the Business.

            (c)  Leases of Real Property to Others.  To the Company's
  Knowledge: (i) no Leased Real Property is subject to any lease or other right of use of possession by any Person other than the Company, (ii) true and complete copies of all leases or other agreements with other parties to use or possess Leased Real Property have been delivered to Ceridian, (iii) all such leases and agreements are in full force and effect, and are valid and enforceable against such parties in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto), and (iv) none of such leases and agreements is in default by the Company or by third parties thereto.

            (d) Legal Proceedings Affecting Property. To the Company's Knowledge, there is not: (i) any planned public improvement which will result in any charge being levied or assessed against any Leased Real Property or which would create any Encumbrance upon such property, (ii) any condemnation proceeding with respect to any Leased Real Property, (iii) any proposal by a tax authority to change materially the assessed value or assessment rates of any Leased Real Property, or (iv) any other claim, suit, proceeding, order or demand of any Governmental Entity or any persons which could have a material adverse impact on the value, right to develop, use or condition of any Leased Real Property.

            (e) Utilities. All utilities necessary for the normal use and operation of the Leased Real Property for the purposes for which they are used by the Company are available at such property.

            (f) Former Facilities. To the Company's Best Knowledge, Annex 4.20(f) lists each real property leased by the Company or its Subsidiaries for the past ten years.

            (g) Disputes. To the Company's Knowledge, no third party has raised any material claim, dispute or controversy with respect to any of the Lease Agreements.

       4.21 Intentionally omitted.

       4.22 Contracts.

            (a) Annex 4.22(a)(i) contains a complete list of all Current Customers of the Business. For purposes of this Agreement, "Current Customer" means any Person from whom the Company has recognized revenue in the past fifteen months or to whom the Company has any obligation to complete work or honor any contractual warranty or has any obligation or Liability. Annex 4.22(a)(ii) contains a list of all currently outstanding but unaccepted material written proposals and a description of all material oral proposals, to the extent such proposals are enforceable upon acceptance by the offeree, except to the extent such written or oral proposals would not have a Material Adverse Effect on the Company, provided, however, such exception is inapplicable to the extent the written or oral proposal would have a Material Adverse Effect on the Castle Project described in Section 6.01. True and correct copies of all Contracts with Current Customers of the Business have been provided to Ceridian.
                                      15

  Since September 30, 1993, no Current Customers of the Business have canceled or terminated their Contracts, or notified the Company, in writing or, if orally to the Knowledge of a Company officer, of their specific intent to cancel or terminate their contract, which would, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company.

            (b) Annex 4.22(b) contains a complete list of all suppliers of the Company who within the past 12 months have invoiced the Company for Fifty Thousand Dollars ($50,000) or more, including a general description of what is being supplied.

            (c) Annex 4.22(c) sets forth a true and complete list of all Contracts to which the Company is bound (which have not expired or been terminated), or by which it or any of its material Assets is bound in any material respect of the following types:

                 (i) Written employment agreements and any written offers of employment outstanding.

                 (ii)  Written Royalty agreements.

                 (iii) Written Consulting agreements for the provisions of consulting services to the Company.

                 (iv) Joint venture or partnership agreements with any other entity.

                 (v) Non-competition or similar agreements which prevent the Company from competing with any Person.

                 (vi) Confidentiality or employee non-solicitation agreements with any other Person.

                 (vii)  Capitalized leases.

                 (ix) Any Contract, not listed in an Annex to this Agreement, requiring the performance by the Company of any obligation for a period of time extending more than one year from the date of this Agreement or calling for the Company to pay a consideration or incur costs of more than Fifty Thousand Dollars ($50,000).

            Annex 4.22(c) is organized by the relevant subcategory described above and sets forth, with respect to each Contract, the names of the parties thereto, the date of the Contract, and all amendments or modifications thereto.

            (d) The Company has in all material respects performed, and is now performing in all material respects, the obligations of, and the Company is not in default (or to the Company's Knowledge, would by the lapse of time or the giving of notice or both be in default) in respect of, any Contract referred to in an Annex to this Section 4.22. To the Company's Best Knowledge, each of the Contracts or other instruments shown on an Annex referred to in this Section 4.22 is in full force and effect and is a valid and enforceable obligation against the Company, and to the Knowledge of the Company against the other party thereto in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

       4.23 Litigation. There are no suits, claims, actions, arbitrations, litigations, or legal, administrative or other proceedings (including without limitation permit revocations, permit amendments, or administrative complaints of discrimination) or governmental investigations, pending or to the Company's Knowledge, threatened or unasserted but reasonably probable of assertion affecting the Company, its Assets or the Business. Annex 4.23 sets forth, with respect to each such suit, claim, action, arbitration, litigation, proceeding or investigation, the forum, the parties thereto, the subject matter thereof, to the Company's Best Knowledge, the amount of damages claimed or relief sought. There are no judicial or administrative actions, proceedings or investigations pending or to the Company's Knowledge threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

       4.24 Compliance with Laws.

            (a) To the Company's Best Knowledge, the operations and business of the Company has been conducted, and is being conducted, in material compliance with all material applicable Laws and the Company has not received any notification that the Company is in violation of any Laws.

            (b) To Company's Best Knowledge, Annex 4.24(b) hereto sets forth a true and complete list of all material governmental approvals, permits, licenses, certifications or other authorizations required of the Company to conduct the Business as presently conducted. All material approvals, permits, licenses, certifications or other authorizations necessary to conduct the Business as presently conducted have been obtained except for such approvals, permits, licenses, certificates or other authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

            (c) There are no judgments, orders, injunctions, decrees, stipulations, awards (whether rendered by a Governmental Entity or by arbitration) or private settlement agreements involving litigation or threatened litigation involving the Company or against any of its Assets. All of the foregoing set forth in Annex 4.24(c) are being complied with in all material respects.

       4.25 Computer Software and Intellectual Property.

            (a) Company Software Products. Annex 4.25(a) contains a complete list of all Company Software Products.

            (b) Third Party Software. Annex 4.25(b) contains a complete list of all Third Party Software, and all corresponding license agreements (including title of agreement, effective date, and names of all parties thereto) under which any rights to use or distribute Third Party Software have been granted to Company other than license agreements included in shrink-wrapped software packages. Company has delivered to Ceridian complete copies of all such license agreements.

            (c) Service Bureau Customers. Annex 4.25(c) contains a list of all license agreements (including title of agreement, effective date, and names of all parties thereto) under which Company has granted any rights to any customer of Company authorizing use of any Company Software Product in any manner other than use for the customer's own internal business operations. Company has delivered to Ceridian complete copies of all such license agreements.

            (d) Source Code Escrow. Annex 4.25(d) contains a list of all agreements (including title of agreement, effective date, and names of all parties thereto) under which Company has delivered source code for any Company Software Product to be held in escrow and released upon the occurrence of certain events or conditions. Company has delivered to Ceridian complete copies of all such source code escrow agreements.

            (e) Certain Intellectual Property Rights. Annex 4.25(e) contains a complete list of the following items included in the Intellectual Property Rights: (1) United States and foreign patents and patent applications; (2) copyrights in computer programs and other works of authorship which are registered with any Governmental Entity, or for which registration applications have been filed; and (3) United States and foreign trademarks, service marks and trade names, and all registrations or applications for registration of any such marks or names.

            (f)  Disclosures.

                 (i) Company has the exclusive and unrestricted right in the United States and Canada (and to the Company's Knowledge throughout the world), to possess, use, modify, and prepare derivative works based on, manufacture, reproduce, license, sell, distribute and dispose of all Company Software Products and Intellectual Property Rights, free and clear of all encumbrances and rights of third parties (other than those license rights that have been granted by Company to its customers in accordance with the customer Contracts listed on Annex 4.22(a)(i); to the Company's Knowledge, has valid and enforceable rights in each of its Intellectual Property Rights; has the exclusive right to bring actions for the infringement of, and has taken all necessary actions (in the reasonable opinion of Company) to perfect or protect its interest in all Intellectual Property Rights, free and clear of all encumbrances; and has received no claim that any Company Software Product or any Intellectual Property Right is in whole or in part invalid, unenforceable, ineffective or in violation of the rights of others.

                 (ii) There is no pending claim or litigation and to the Company's Knowledge, there is no threatened claim or litigation, contesting the right to use, sell, license or dispose of any Company Software Product or Intellectual Property Right, nor is there any fact or alleged fact which would reasonably serve as a basis for any such claim that could materially limit the protection afforded by the Intellectual Property Rights to the use, sale, license, or disposition of the Company Software Products.

                 (iii) Each Person who participated in the creation of the Company's Software Products either has executed an assignment of rights of ownership to the Company or was an employee of the Company acting within the scope of his or her employment at the time of such creation.

                 (iv) The Company is in material compliance with the terms and conditions of all license agreements governing the use of Third Party Software.

                 (v) All Third Party Software used by the Company for its internal business operations (including product development and testing) is licensed for use only on computer equipment located at Company's sites or on computers under control of Company employees or independent contractors.

                 (vi) The Company has taken all reasonable steps to safeguard and maintain the secrecy and confidentiality of all trade secrets and proprietary or confidential business and technical information included in the Intellectual Property Rights, including, without limitation, entering into appropriate confidentiality or disclosure agreements with all employees, officers, directors, consultants, independent contractors and licensees that serve Company, the forms of which have been delivered to Ceridian.

                 (vii) All documents and materials containing trade secrets or proprietary or confidential business or technical information of Company (including without limitation unpublished source code for the Company Software Products) are presently and as of the Closing Date will be located at one of the premises identified as Leased Real Property in Annex 4.20(b), and as applicable, at escrow agents' sites listed on Annex 4.25(f)(vii), and have not been used, divulged, or appropriated for the benefit of any Person other than Company, or to the detriment of Company.

                 (viii) To the Company's Knowledge, no third party is infringing on any Intellectual Property Right in a manner that could materially limit the protection afforded by the Intellectual Property Rights to the use, sale, license or disposition of the Company Software Products.

                 (ix) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any material instrument or material agreement governing any Intellectual Property Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Right or in any way materially impair the right of Company to use, sell, license or dispose of or bring any action for the infringement of, any Intellectual Property Right or any Company Software Product.

       4.26 No Subsidiaries. The Company has no Subsidiaries. The Company has never had any Subsidiaries in the prior six years. Annex 4.26 lists, for each prior Company Subsidiary, the name of the Subsidiary, the state of incorporation, and the date of dissolution or sale of the Subsidiary.

       4.27 Environmental Matters.

            (a) To the Company's Knowledge, there are no underground storage tanks present on any Company Facility.

            (b) Annex 4.27(b) accurately describes all of the Environmental Permits currently held by the Company and the Environmental Permits listed on Annex 4.27(b) are to the Company's Knowledge, all of the material Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company as such activities are currently being conducted. To the Company's Knowledge, the Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit that is or has been in force with respect to their Hazardous Materials Activities. To the Company's Knowledge, all Environmental Permits and all other consents and clearances required by any Environmental Law have been obtained (other than Environmental Permits, consents and clearances which, if not obtained, would not result in a Material Adverse Effect), are valid, and in full force and effect.

            (c) To the Company's Knowledge, the Company and its Subsidiaries have transferred Hazardous Materials only to those Disposal Sites described on Annex 4.27(c). To the Company's Knowledge, no action, proceeding, liability or claim exists or is threatened against the Company or its Subsidiaries with respect to any transfer of Hazardous Materials from the Company and its subsidiaries to a Disposal Site.

            (d) Company has delivered to Ceridian or made available for inspection by Ceridian all environmental audits and environmental assessments of any Company Facility conducted at the request of, or in the possession of Company.

            (e) To Company's Knowledge, all operations and facilities of the Company are and have been in material compliance with all Environmental Laws, and there is no contamination or violation of any Environmental Law which could have a Material Adverse Effect on the Company.

            (f) To the Company's Knowledge, neither the Company nor any of its Subsidiaries is liable for any investigation, remediation or removal of Hazardous Materials from any Disposal Site, including from the Company's Facilities or any other sites to which Hazardous Materials have been delivered by the Company, its Subsidiaries, or any other Person who has received directly or indirectly any Hazardous Material from the Company or any of its Subsidiaries.

            (g) To the Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company at any Company Facility.

       4.28 Employee Plans and Arrangements.

            (a) Neither the Company nor any Related Party sponsors, maintains, administers, contributes to or has or could reasonably be expected to have any Liability with respect to any ERISA Benefit Plan other than an ERISA Benefit Plan specifically listed on Annex 4.28(a) (a "Company ERISA Benefit Plan"). No Company ERISA Benefit Plan is subject to Code
  Section 412 or Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any Related Party has or could reasonably be expected to have any Liability to any Person in connection with any "voluntary employees' beneficiary association" within the meaning of Code
  Section 501(c)(9), "welfare benefit fund" within the meaning of Code
  Section 419, "qualified asset account" within the meaning of Code Section 419A or "multiple employer welfare arrangement" within the meaning of ERISA
  Section 3(40).

            (b) Neither Company nor any Related Party sponsors, maintains, administers, contributes to, is a party to or has or could reasonably be expected to have any Liability with respect to (i) any Non-ERISA Benefit Arrangement (a "Company Non-ERISA Benefit Arrangement"), or (ii) any employment agreement, collective bargaining agreement, consulting agreement, confidentiality agreement, agreement not to compete or other labor agreement between the Company or a Related Party and any individual who provides or provided personal services to the Company or a Related Party as an employee or otherwise or such individual's employer or agent.

            (c) True and complete copies of each of the following documents have been delivered or made available to Ceridian: (i) each Company Non-ERISA Benefit Arrangement or, an accurate description of any Non-ERISA Benefit Arrangement that is not in writing and an accurate description of the individuals covered by each such arrangement; (ii) all written documents of any nature establishing the terms and conditions of each Employee Agreement or an accurate description of any Employee Agreement that is not in writing; (iii) all written documents of any nature establishing the terms and conditions of each Company ERISA Benefit plan and related trust or insurance agreements or contracts evidencing any funding vehicle with respect thereto; (iv) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments, with respect to any plan for which such a report is required; (v) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants; and (vi) the most recent determination letter with respect to each Company ERISA Benefit Plan intended to qualify under Section 401(a) of the Code and the full and complete application therefor submitted to the Internal Revenue Service.

            (d) Each Company ERISA Benefit Plan and Company Non-ERISA Benefit Arrangement and Employee Agreement is and has been maintained and administered in compliance in all material respects with the documents or instruments governing the Plan, Arrangement or Agreement (or in accordance in all material respects with the written descriptions thereof provided in Annex 4.28(d) in the case of an unwritten Company Non-ERISA Benefit Arrangement or Employee Agreement), except in the case of any change in applicable governing Laws that are not yet required to be incorporated into the instruments or documents governing the Plan, Arrangement or Agreement, in which case the Plan, Arrangement or Agreement has in operation been maintained and administered in accordance in all material respects with applicable Laws at all times on and after the effective date of such change. Each Company ERISA Benefit Plan that is intended to be qualified under Code Section 401(a) is and has at all times been so qualified in form and operation.

            (e) There are no facts or circumstances relating to any ERISA Benefit Plan or Company Non-ERISA Benefit Arrangement that could, directly or indirectly, subject Company or any Related Party to (i) any excise tax or other liability under Chapters 43 or 47 of Subtitle D of the Code, (ii) any penalty, tax or other liability under Code Sections 6651, 6652 and 6690 or (iii) any civil penalty or other liability under Section 502(c) of ERISA.

            (f) No payment made or benefit provided pursuant to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement will be nondeductible to the Company or any Related Party because of the applicability of Code Section 280G, nor will the Company or any Related Party be required to gross up or otherwise compensate any recipient in connection with the imposition of any excise tax (including any interest or penalties related thereto) pursuant to Code Section 4999. Neither the Company nor any Related Party will incur any Liability in connection with severance benefits which become payable solely by reason of the Transaction. The Transaction will not result in the acceleration of accruals, funding, vesting or payment of any contribution or benefit under any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement.

            (g) Other than as required by COBRA, Company does not maintain or provide nor is it obligated to maintain or provide post-retirement or post-termination health, medical, life or other welfare benefits for employees or former employees of the Company. No promise, or other commitment exists that would prevent Ceridian or the Company from amending or terminating any arrangement providing health, medical, life, or other welfare benefits in respect of any current or former employee of the Company without liability therefor. Except as set forth in the applicable
                                      21
  government instruments, neither Company nor any other Person has created any impediment to the amendment, termination, merger of or transfer of assets and liabilities with respect to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement.

            (h) All contributions or benefit obligations in connection with any ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement have been fully paid or properly accrued in accordance with GAAP in the Financial Statements of the Company. All obligations to provide medical, dental, vision, life, accidental death and dismemberment or long-term disability benefits pursuant to any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement are either fully insured (except for amounts not covered by reason of co-payments, deductibles, participant contributions or similar allowances) or will be provided by an HMO with respect to which the Company's sole Liability is to pay premiums.

            (i) There are no pending or, to Company's Knowledge, threatened audits or investigations by any Governmental Entity, claims (other than undisputed claims for benefits arising in the ordinary course), suits, grievances or other proceedings, and there are, to the Company's Knowledge, no facts or circumstances that could give rise thereto, involving, directly or indirectly, any Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement, or Employment Agreement.

            (j) Each stock option granted by the Company that was intended to be an "incentive stock option" satisfied the requirements of Code
  Section 422. Each stock option granted by the Company that was intended to be a non-qualified stock option subject to the provisions of Code Section 83 was granted in connection with the performance of services for the Company by the individual to whom the option was granted. All outstanding options which are unexercised at the time of the Transaction may be canceled by the Company or Acquisition Sub without any Liability to any Person.

            (k) Notwithstanding any other provision of this Agreement, the representations and warranties given by the Company in this Section 4.28 do not apply to any ERISA Benefit Plan or non-ERISA Benefit Arrangement sponsored, administered, or maintained by Prudential at any time whether or not on behalf of employees of the Company or any Related Party.

       4.29 Employees.

            (a) Company never had and does not currently have any employees represented by collective bargaining agents.

            (b) The Company has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. The Company does not have and could not be reasonably expected to have any material Liability to any former employee or individual who provided services to the Company in a capacity other than as an employee other than Liability arising under the express terms of a Company ERISA Benefit Plan, Company Non-ERISA Benefit Arrangement or Employee Agreement.

            (c) There is no strike, labor dispute, work slowdown or work stoppage actually pending or threatened, against the Company or any of its key subcontractors or suppliers. No collective bargaining representation petition is pending or threatened against the Company.

            (d) As of the Closing Date, the Company will have paid or reserved on its books obligations for vacation pay, severance pay, layoff or termination benefits required by GAAP to be reserved immediately prior to the Closing Date including, but not limited to, by reason of any action taken under this Agreement.

            (e) All employees of the Business (except employees of temporary employment services, and self-employed independent contractors) are employees of the Company.

            (f) Annex 4.29(f) lists the names, titles, date of employment, current base compensation rates, and estimated vacation and sick time accrued for each employee of the Company as of a recent date, and the amount of bonuses paid during the most recent full fiscal year to each employee.

       4.30 Compensation Plans. The Company is not a party, nor is it subject to any plan, contract or understanding providing for any nondeferred cash compensation in the form of bonuses, commissions, or similar obligations of any kind, including any incentive compensation, bonus, retention bonus, sale bonus, or similar obligations relating to the Transaction, and complete and accurate copies of all such plans, contracts, and understandings, or complete written descriptions of any such plan, contract, or understanding that is not in writing have been provided to Ceridian.

       4.31 All Compensation and Benefit Data Accurate. All written information furnished by Company to Ceridian with respect to Company ERISA Benefit Plans, Company Non-ERISA Benefit Arrangements, and Employee Agreements is accurate and complete in all material respects.

       4.32 Insurance. Annex 4.32 contains a true and complete list of all casualty, liability, business interruption and other insurance policies held by the Company. All such policies are in full force and effect and the Company has not received any notice that the insurers intend to terminate or materially increase the premiums payable under any of such policies.

       4.33 Taxes.

            (a) (i) All Company Tax Returns have been properly and timely filed and Taxes shown thereon as due have been timely paid.

                 (ii) There is no (nor is there any pending request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of, or statute of limitations regarding, any Taxes or the filing of any Tax Returns that is currently in effect and no power of attorney granted by or with respect to Company with respect to any Tax matter is currently in force.

                 (iii) There is no pending audit, examination or investigation with respect to any Company Tax Returns, nor is there pending any notice of the initiation thereof been received; there is no action, suit, proceeding (administrative or court), claim, demand, deficiency or additional assessment pending, or threatened with respect to any Company Tax Returns.

                 (iv) The Company has not agreed, requested, or been requested to make, and is not required to make, any adjustment to taxable income for any taxable period after the Closing under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise.
                                      23

                 (v) There are no Encumbrances on any Asset or property of Company arising out of, connected with, or related to any Company Tax (other than for any Company Tax that is delinquent). Company has complied (and until closing will comply) with all applicable Laws relating to the withholding of Taxes and the payment of withheld Taxes to the applicable Governmental Entity.

                 (vi) The Company is not a party to, is not bound by, and has no obligation (or potential obligation) under any Tax Agreement.

                 (vii) Company is not a party to any agreement with an Affiliate relating to a foreign sales corporation or "FSC" within the meaning of Section 922 of the Code; or a domestic international sales corporation or "DISC" within the meaning of Section 992 of the Code.

                 (viii) All Tax years (or periods) with respect to the Federal income tax liabilities of Company, and its Assets or operations are closed.

                 (ix) Other than the elections made in the Tax Returns provided to or made available to Ceridian, no agreement, consent, or election for foreign, Federal, state or local tax purposes which would affect or be binding on the Company after the Closing has been filed or
  entered into by the   Company.  No consent has been filed with respect to
  the Company under Section 341(f) of the Code.

            (b) There have been (or there will be) provided to or made available for inspection by Ceridian true and complete copies of all Company Tax Returns and related work papers and all revenue agent (or other) reports, deficiency notices, protests, assessments, agreements, certificates and all other items relating to Company Taxes which have not been finally determined by operation of law, agreement or otherwise.

            (c) Notwithstanding any other provision of this Agreement, the representations and warranties given by the Company in this Section 4.33 do not apply to any Taxes for which Prudential has indemnified the Company pursuant to the Tesseract Corporation Investor Rights Agreement dated March 12, 1993 among Company, TILP, and Prudential.

       4.34 Bank Accounts. Annex 4.34 sets forth a true and complete list of all of the (a) names and locations of all banks, trust companies, savings and loan associations, brokerage firms, and other financial institutions at which the Company maintains accounts of any nature, lock boxes, or safety deposit boxes, and the names of all persons authorized to draw thereon or make withdrawals therefrom and (b) the account number for each account identified in clause (a).

       4.35 Intentionally omitted.

       4.36 Insider Transactions. To the Company's Best Knowledge, no director or officer of the Company or any associate (as such term is defined under Rule 12b-2 of the Securities Exchange Act) has any material interest in any Asset used in connection with or pertaining to the Business.

       4.37 Powers of Attorney, Guarantees, Suretyships.

            (a) The Company has not granted, and there are not outstanding, any general or special powers of attorney or comparable delegations of authority, which would be binding upon Ceridian, Acquisition Sub or the Company or any of their respective Assets, after the Closing.

            (b) The Company has no Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in respect of the obligation, indebtedness or potential Liability of any Person.

       4.38 No Brokerage or Other Fees. Except for Salomon Brothers, no broker, finder, or financial advisor has acted for the Company in connection with this Agreement or the Transactions contemplated hereby, and no Person is entitled to any brokerage or finder fee or commission from the Company in respect to this Agreement or any such Transaction.

       4.39 Disclosure. No representation or warranty by the Company in this Agreement or Exhibits, Schedules and Annexes attached hereto when read together and taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, false or misleading.

       4.40 Intentionally Omitted.

       4.41 No Information Contrary. To the Company's Knowledge, no inaccuracy exists in Article V.

       4.42 Vote Required by Merger. Annex 4.42 contains a list of the series and classes of the Company's stock together with the percentage of affirmative votes required from each series and class to approve the Transaction.

                                   ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF CERIDIAN AND ACQUISITION SUB

       Ceridian and Acquisition Sub hereby represent and warrant to the Company that the following statements are true and correct.

       5.01 Organization and Good Standing of Ceridian and Acquisition Sub. Each of Ceridian and Acquisition Sub:

            (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;

            (b) has all requisite power and authority to carry on its business as it is now being conducted and to own all its material properties and assets and the governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which either individually or in the aggregate would not have a Material Adverse Effect on Ceridian, in the case of Ceridian, or Acquisition Sub, in the case of Acquisition Sub; and

            (c) is qualified to do business and in good standing in each state and jurisdiction where such qualification is required, except in those states where the failure to be so qualified would not have a Material Adverse Effect on Ceridian, in the case of Ceridian, or Acquisition Sub, in the case of Acquisition Sub.

       5.02 Authority, Validity of Agreement. Each of Ceridian and Acquisition Sub have all requisite corporate power and authority to enter into this Agreement and to perform the obligations hereunder and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by all necessary action on the part of Ceridian and Acquisition Sub and no other approval is required for the performance by Ceridian or Acquisition Sub of their respective obligations hereunder. This Agreement has been duly executed and delivered by Ceridian and Acquisition Sub. This Agreement constitutes a valid and binding obligation of Ceridian and Acquisition Sub, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and with respect to the remedy of specific performance, equitable doctrines applicable thereto).

       5.03 Consents and Approvals of Governmental Authorities. Except as contemplated by the Merger, and required by HSR, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Ceridian or Acquisition Sub in connection with the execution delivery and performance of this Agreement or the consummation by Ceridian and Acquisition Sub of the Transaction.

       5.04 Other Consents. No consent, waiver or approval of, or notice to, any third party is required or necessary to be obtained by Ceridian or Acquisition Sub in connection with the execution and delivery of this Agreement and the performance of Ceridian's or Acquisition Sub's obligations hereunder.

       5.05 No Violations. The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby or thereby will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger or (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of it or any of its Significant Subsidiaries.

       5.06 Board Approval. The Board of Directors of Ceridian or a duly authorized Committee thereof, has duly authorized the Agreement and has duly authorized its execution and delivery.

       5.07 No Brokerage Fees. No broker, finder, or financial advisor has acted for Ceridian in connection with this Agreement or the Transactions contemplated hereby, and no Person is entitled to any brokerage or finder fee or commission from Ceridian with respect to this Agreement or any such Transaction.

       5.08 No Information Contrary. To Ceridian's Knowledge, no inaccuracy exists in Article IV.


                                  ARTICLE VI
                                CASTLE PROJECT

       6.01 Performance of Work Under Castle Project. The parties agree that, as of execution of this Agreement, Company shall immediately use its best efforts to diligently perform the Company activities in the Castle Project described in the Annex 6.01; provided, however, that Ceridian has executed the Company's standard form license agreement (for One Dollar ($1.00) consideration) for the products to be used for the Castle Project, which license agreement shall expire upon the earlier of the termination of this Agreement or Closing Date. If this Agreement should be terminated other than pursuant to Section 10.01(d), Ceridian agrees to reimburse Company for its customary hourly charges for time expended plus out-of-pocket expenses incurred pursuant to this Section from the execution of this Agreement through termination.



                                  ARTICLE VII
                         OBLIGATIONS PRIOR TO CLOSING

       7.01 Covenants and Agreements of Company. Company covenants and agrees as follows:

            (a) Conduct of Company. From the date hereof until the Closing, Company shall: (1) operate the Business in the Ordinary Course (except as provided in this Agreement) in the continuing best interest of Company;
  (2) maintain, in accordance with past practices, its properties and equipment in good repair, working order and condition (except for ordinary wear and tear); (3) use all reasonable efforts to preserve its work force and the present goodwill and relationships between Company and its principals, agents, lessors, licensors, licensees, suppliers, customers and others having business relationships with Company; (4) use its reasonable efforts to keep in full force and effect insurance relating to the Business at least comparable in amount and scope of coverage to that now maintained; (5) maintain its books and records in the Ordinary Course and; (6) replace equipment as necessary to maintain the proper operation of the Business (provided however, that capital expenditures in excess of the limits identified in Section 4.11(k) shall be made only with the consent of Acquisition Sub).

            (b) Negative Covenants. From the date hereof until the Closing, Company shall not (except as provided in this Agreement) undertake any transactions out of the Ordinary Course or which would, individually or in the aggregate, have a Material Adverse Effect on the Business.

            (c) Investigation. Upon reasonable notice, at reasonable hours, and on reasonable terms, Ceridian and its counsel, accountants, and other representatives may, prior to the Closing, make or cause to be made such investigation of the business and condition of Company and the Business as Ceridian deems reasonably necessary or advisable and Company shall fully cooperate with such investigation, including, without limitation, permitting Ceridian and its authorized representatives to have access to all of the premises, books and records, accounts, financial statements, Contracts, and other commitments of the Business, and such other material as may be requested by Ceridian, relating to the operation of the Business. Company shall cause the officers and representatives of Company to furnish Ceridian with originals or copies of all the foregoing records, documents, information and data and to cooperate with and assist Ceridian in compiling and reviewing the foregoing.

            (d) No Solicitation or Negotiation. Until such time as this Agreement may be terminated pursuant to Article X hereof, Company shall not, directly or indirectly, (1) solicit, facilitate, initiate or engage in negotiations with or encourage the submission of a proposal by any Person concerning the sale of Company, the Business, or substantial Assets outside the Ordinary Course, or (2) supply any confidential information concerning the Business to any such Person.

       7.02 Consents. Company shall use its reasonable efforts to obtain on or before the Closing all consents, approvals or waivers from other parties to any Contract or other instrument or document where failure to so obtain would have a Material Adverse Effect on the Business and that is necessary to perform the obligations set forth in this Agreement to consummate the Transaction, or to make the representations and warranties set forth in
  Article IV hereof true and correct in all material respects. Ceridian and Acquisition Sub shall use their reasonable efforts to obtain on or before the Closing all consents, approvals or waivers necessary to perform their obligations set forth in this Agreement to consummate the Transaction, or to make the representations and warranties set forth in Article V hereof true and correct in all material respects.

       7.03 Regulatory Filings. If not filed prior to the execution of this Agreement, Company and Acquisition Sub shall each comply promptly with the notice and reporting requirements of the HSR Act or similar laws of any jurisdiction with respect to the Transaction, and shall comply substantially with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by the Antitrust Division of the United States Department of Justice or the Federal Trade Commission or similar administrative agencies of any jurisdiction (the ``
                                                    Antitrust
  Authorities''
              ). Acquisition Sub and Company shall each use their best efforts and shall cooperate with and assist the other in the diligent prosecution of such application, including using their best efforts to satisfy or remove any initial objections to the Transaction, from the

  Antitrust Authorities so that applicable waiting periods will be terminated or allowed to expire without objection.

       7.04 Satisfaction of Conditions. Each party shall use its respective best efforts and cooperate with the other in good faith to the extent reasonably required in order to satisfy the conditions set forth in
  Article VIII and to fully accomplish the Transaction in an expeditious fashion. No party shall take or fail to take any action within such party's reasonable control, the effect of which would be to prevent or unreasonably delay the satisfaction of any condition to its or the other party's obligations contained in Article VIII or the consummation of this Agreement in accordance with its terms.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

       8.01 Conditions Precedent to the Obligation of Company. The obligation of Company to complete the Transaction is subject to the satisfaction (or waiver by Company) of all of the following conditions:

            (a) Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all respects as of and at the Closing Date with the same effect as though made on the Closing Date unless the consequence of the failure of the representations and warranties to be true and correct, individually or in the aggregate, does not have a Material Adverse Effect on Ceridian.

            (b) Performance of the Covenants. Ceridian and Acquisition Sub shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed by it prior to or on the Closing Date unless the consequence of the failure to conform or comply with any agreement or covenant, individually or in the aggregate, does not have a Material Adverse Effect on Ceridian.

            (c) Delivery of Required Items. Ceridian and Acquisition Sub shall have delivered the items specified in Section 9.03.

            (d) Governmental Matters. No statute, ordinance or regulation, or order or injunction of any court or administrative agency of competent jurisdiction shall be in effect that restrains or prohibits the parties hereto from carrying out the Transaction and all applicable waiting periods under the HSR Act shall have expired without objection to the Transaction by the Government Entity having jurisdiction.

            (e) No Litigation Pending or Threatened. There shall be no action or proceeding pending or threatened (except actions or proceedings with no reasonable likelihood of significance to the Transaction) by or before any court or governmental authority challenging the Transaction or any transaction related thereto or seeking to restrain, prevent, or change the Transaction or seeking damages in conjunction with, or by reason of, the Transaction.

            (f) No Material Adverse Effect. No event or events shall have taken place after the signing of this Agreement which, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Ceridian.

            (g)  The consents, waivers, or approvals described in Section
  7.02 to be obtained by Ceridian and Acquisition Sub shall have been obtained.

            (h) Approval of Company Shareholders. The shareholders of Company shall have approved the Transaction, this Agreement and the Plan of Merger as required by applicable law and the Company's Articles of Incorporation and Bylaws.

       8.02 Conditions Precedent to the Obligation of Ceridian and Acquisition Sub. The obligation of Ceridian and Acquisition Sub to complete the Transaction is subject to the satisfaction (or waiver by Ceridian and Acquisition Sub) of all the following conditions:

            (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all respects as of and at the Closing Date with the same effect as though made on the Closing Date unless the consequence of the failure of the representations and warranties to be true and correct, individually or in the aggregate, does not have a Material Adverse Effect on the Company.

            (b) Performance of Covenants. The Company shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed by them prior to or on the Closing Date unless the consequence of the failure to conform or comply with any agreement or covenant, individually or in the aggregate, does not have a Material Adverse Effect on the Company.

            (c) Delivery of Required Items. Company shall have delivered to Ceridian at the Closing the items described in Section 9.02.

            (d) Governmental Matters. No statute, ordinance or regulation, or order or injunction of any court or Governmental agency of competent jurisdiction shall be in effect which restrains or prohibits the parties hereto from carrying out the Transaction and all applicable waiting periods under the HSR Act shall have expired without objection to the Transaction by the Government Entity having jurisdiction.

            (e) No Litigation Pending or Threatened. There shall be no action or proceeding pending or threatened (except actions or proceedings with no reasonable likelihood of significance to the Transaction) by or before any court or governmental authority challenging the Transaction or any transaction related thereto or seeking to restrain, prevent, or change the Transaction or seeking damages in conjunction with, or by reason of, the Transaction.

            (f) No Material Adverse Effect. No event or events shall have taken place after the signing of this Agreement which, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Company or except for such event or events described on the Schedules and Annexes hereto.

            (g)  Consents.  The consents, approvals or waivers described in
  Section 7.02 to be obtained by Company shall have been obtained.

            (h) Employment Agreements. The Company shall have delivered the executed originals of the Employee Agreeements identified in Section 1.22

            (i) Company Shareholder Approval. The Company's shareholders shall have approved the Transaction, this Agreement and the Plan of Merger as required by applicable law and the Company's Articles of Incorporation and Bylaws.


                                  ARTICLE IX
                                  THE CLOSING

       9.01 Time and Place, Effective Date. The Closing shall take place at 9:00 a.m. local time on the Closing Date at the offices of McCutchen, Doyle, Brown & Enersen, Three Embarcadero Center, San Francisco, CA, or such other time, date or place as the parties may agree. All actions taken at the Closing shall be deemed to occur simultaneously.

       9.02 Company's Obligations at Closing. At Closing, Company shall execute and/or deliver to Ceridian, against execution and/or delivery by Ceridian of the items specified in Section 9.03:

            (a) a certificate of an executive officer of the Company certifying that the representations and warranties of the Company are true and correct in all material respects as of the Closing Date and that Company has performed or complied in all material respects with the obligations required to be performed by it prior to or on the Closing Date;

            (b) certified copies of resolutions of the Board of Directors of Company authorizing the Transaction and approving this Agreement and the Merger;

            (c) certified copies of action by the shareholders of the Company certifying the authorization of the Transaction and approving this Agreement and the Merger;

            (d)  the minute books and stock transfer books of Company;

            (e) the Plan of Merger, in substantially the form attached hereto as Exhibit A, together with a certificate executed by an officer of Company to be filed with the Plan of Merger;

            (f) the executed originals of the Employment Agreements attached as copies hereto as Exhibits B1, B2, B3, B4, B5, B6 and B7;

            (g) resignations from each of Company's directors and officers, from those positions, effective as of the Closing Date;

            (h) all other certificates, Schedules, Exhibits, Annexes and attachments, in completed form, which are required by the provisions of this Agreement;

            (i) legal opinion of Gibson, Dunn & Crutcher, counsel to Company, in substantially the form attached hereto as Exhibit C.

       9.03 Ceridian's Obligations at Closing. At the Closing, Ceridian and Acquisition Sub shall execute and/or deliver to the Company, against execution and/or delivery by the Company of the items specified in Section 9.03:






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
            (a) the certificate of an executive officer of Ceridian certifying that the representations and warranties of Ceridian are true and correct in all material respects as of the Closing Date and that Ceridian has performed or complied in all material respects with the obligations required to be performed by Ceridian prior to or on the Closing Date;

            (b) certified copies of resolutions of the Executive Committee of the Board of Directors of Ceridian authorizing the Transaction and approving this Agreement and the Merger;

            (c) certified copies of joint resolutions of the Board of Directors and the sole Shareholder of Acquisition Sub authorizing the Transaction and approving this Agreement and the Merger;

            (d)  the Merger Consideration, for delivery to the Transfer
  Agent;

            (e) the Plan of Merger, together with a certificate executed by an officer of Acquisition Sub to be filed with the Plan of Merger;

            (f) all other certificates, Schedules, Exhibits, and attachments, in completed form, which are required by the provisions of this Agreement; and

            (g) legal opinion of A. Reid Shaw, counsel to Ceridian, in substantially the form attached hereto as Exhibit D.

       9.04 Instruments. All instruments delivered at Closing shall be dated as of the Closing Date and shall be reasonably satisfactory to the party receiving the benefit thereof.



                                   ARTICLE X
                                  TERMINATION

       10.01 Termination. This Agreement, the Merger and the Transaction contemplated hereby may be terminated:

            (a)  by mutual consent of Ceridian and Company at any time;

            (b) by either Ceridian or Company if the Closing has not occurred on or before August 31, 1994;

            (c) by either Ceridian or the Company, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) by Ceridian if there has been a material breach on the part of Company in the representations, warranties or covenants of Company in this Agreement;

            (e) by Company if there has been a material breach by Ceridian in the representations, warranties or covenants of Ceridian in this Agreement.




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
       10.02 Effect of Termination. If this Agreement is terminated pursuant to Sections 10.01(a), 10.01(b), or 10.01(c), this Agreement shall terminate and be of no further force and effect and neither Ceridian, nor Company, nor any of their Affiliates, nor any of their respective directors, officers, or employees, shall have any liability to any of the others except that Sections 10.03, 10.04, and Article XIII shall survive any such termination; provided, however that a termination by the non-breaching party under Section 10.01(d) or 10.01(e) shall not relieve the breaching party for any breach of or failure to perform any covenant or agreement required by this Agreement to be performed by such breaching party or to constitute a waiver of any remedy available for such breach or failure.

       10.03 Return and Destruction of Documents. In the event of termination hereunder without Closing, each of Ceridian and Company (the "receiving party") shall promptly redeliver to the other party (the "disclosing party") all documents and other material received from the disclosing party and its Affiliates furnished or made available to the receiving party or its advisors or agents, and the receiving party shall not retain any copies, extracts or other reproductions in whole or in part of any such material. The receiving party shall destroy (and certify such destruction to the disclosing party) all documents, memoranda, notes and other writings whatsoever prepared by the receiving party or its advisors or agents based on any such material.

       10.04 Continuing Effect of Confidentiality. In the event of termination of this Agreement without Closing, the parties agree that the confidentiality obligations contained in the Confidentiality Agreement between them dated February 24, 1994 shall remain in full force and effect.



                                  ARTICLE XI
                           OBLIGATIONS AFTER CLOSING

       11.01 Further Assurances. At or after the Closing Date, the parties hereto shall prepare, execute and deliver, with each to bear its own expenses thereof, such further instruments, and shall take or cause to be taken such other or further action, as Ceridian or Acquisition Sub shall reasonably request at any time or from time to time in order to perfect, confirm or evidence the Transaction or to give effect to the provisions of this Agreement.

       11.02 Certain Agreements. The parties shall comply with their obligations with respect to those post-closing matters described in Articles II, III, VI, and XIII.


                                  ARTICLE XII
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

       12.01 Survival. The representations and warranties of the parties contained in Articles IV and V of this Agreement shall not survive beyond the Closing or the termination of this Agreement.



                                 ARTICLE XIII
                              GENERAL PROVISIONS



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
       13.01  No Publicity, Advertisement Without Prior Consultation.
  Except after consultation with the parties, no party shall (and each of the parties shall use its best efforts to assure that none of its officers, directors, employees, agents or advisors shall) publicize, advertise, announce or describe to any governmental authority or other third Person, the terms of this Agreement, the parties hereto or the Transaction, or the possibility thereof, except as required by Law or as required pursuant to this Agreement.

       13.02 Severability. Any portion or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision hereof invalid, illegal or unenforceable in any other jurisdiction.

       13.03 Article, Section, Annex, Schedule, and Exhibit Headings. The Article, Section, Annex, Schedule and Exhibit headings included in this Agreement are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement. Schedules, Annexes and Exhibits referred to in this Agreement are an integral part of this Agreement.

       13.04 Counterparts. This Agreement and any documents executed pursuant hereto may be executed in any number of counterparts, each one of which shall be an original and all of which shall constitute one and the same document.

       13.05 Gender and Number. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural include one another.

       13.06 Expenses. Except as set forth in the Certain Matters Agreement, the parties shall each bear their own fees and expenses incurred in connection with this Agreement and the Transaction.

       13.07 Notices. All notices given pursuant to this Agreement shall be in writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address indicated below or such other address as a party may from time to time specify in writing to the other party. If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 24 hours after the latest to occur of such mailing and telegraphic or facsimile communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question. The addressees to which notice are initially to be sent are as follows:

            (a)  If to Ceridian or Acquisition Sub to:

                 Ceridian Corporation
                 8100 34th Avenue South
                 Minneapolis, Minnesota 55425
                 Attention: President, Ceridian Employer Services Facsimile No.: (612) 853-5300






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
              with a copy to:

                 Ceridian Corporation
                 8100 34th Avenue South
                 Minneapolis, Minnesota 55425
                 Attention:  Office of General Counsel
                 Facsimile No.:  (612) 853-3413

            (b)  If to Company, to:

                 Tesseract Corporation
                 475 Sansome Street
                 San Francisco, CA  94111

       13.08 No Third Party Beneficiaries. No Person not a party to this Agreement shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, it is not intended and shall not be construed for the benefit of any third party or any Person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract. The foregoing provisions shall not be deemed to restrict the rights of the parties under the Employment Agreements.

       13.09 Governing Law. This Agreement is governed by and is to be construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

       13.10 Modifications, Amendments or Waivers. Except as otherwise provided herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by a duly authorized executive officer of a party.

       13.11 Remedies of Parties Cumulative. The remedies of the parties hereto contained in this Agreement are cumulative with one another and with any other remedies which the parties hereto may have at law, in equity, under any agreements of any type or otherwise, and the exercise or failure to exercise any remedy shall not preclude the exercise of that remedy at another time or of any other remedy at any time.

       13.12 Assignment, Successors and Assigns. Without the other party's written consent, this Agreement and the rights and obligations hereunder, shall not be assignable by any party hereto. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties hereto.

       13.13 Remedies. The obligations of Ceridian, Acquisition Sub, and Company, under this Agreement are unique. The parties acknowledge that it would be extremely impracticable to measure damages resulting from any default under this Agreement. Accordingly, it is agreed that a party not in default under this Agreement may sue in equity for specific performance, in addition to any other available rights and remedies.










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
       13.14 Joint Preparation. For purposes of construction, this Agreement has been jointly prepared by the parties and the provisions of this Agreement shall not be construed more strictly against any party hereto as a result of its participation in such preparation.

       13.15 Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits referred to above are attached hereto and incorporated as an integral part of this Agreement.

       13.16 Attorneys Fees. If any party to this Agreement initiates any legal action or lawsuit against any other party relating to this Agreement or any agreement executed pursuant hereto, the prevailing party in such action or amount shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees, expert fees and other costs and expenses incurred by the prevailing party in respect of such proceeding.

       13.17 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

       IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

  CERIDIAN CORPORATION          TESSERACT CORPORATION

  By: /s/James D. Miller        By: /s/Woodson M. Hobbs
  Its Vice President            Its President



  By: /s/A. Reid Shaw           By: /s/Carolyn Jensen
  Its Assistant Secretary       Its Chief Financial Officer



  BRAEMAR ACQUISITION CORP.

  By: /s/James D. Miller
  Its President



  By: /s/A. Reid Shaw
  Its Secretary












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